EXHIBIT 99.1

AT THE COMPANY
Brenda Abuaf, Director of Corporate Communications
(800) 831-4826

AMERICAN MORTGAGE ACCEPTANCE COMPANY
PRICES OFFERING OF 680,000 CONVERTIBLE PREFFERED SHARES

NEW YORK, NY – July 25, 2007 - American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) announced today the Company has priced an offering of 680,000 Series A Convertible Preferred Shares (the “Preferred Shares”).  The Preferred Shares have a liquidation value of $25.00 per share and will pay cash dividends at a rate of 7.25% per year of the $25.00 liquidation preference per share.  AMAC has granted its underwriters an option, exercisable for 30 days, to purchase up to an additional 60,000 shares to cover over-allotments, if any.  The underwriters expect to deliver the preferred shares to purchasers on or about July 27, 2007.  AMAC has applied to list the preferred shares on the American Stock Exchange under the symbol “AMC.PrA.”

The net proceeds from the offering are expected to be approximately $16.0 million (or approximately $17.4 million if the underwriters’ over-allotment option is exercised in full).  AMAC intends to use the net proceeds to acquire additional mortgage-related assets consistent with AMAC’s investment policy and for general corporate purposes.  To the extent suitable investments are not immediately available, AMAC may use the net proceeds to pay down the Company’s revolving credit facility, in which event AMAC expects to use the excess capacity under this facility to acquire additional mortgage-related assets consistent with the Company’s investment policy and for general corporate purposes.

The Preferred Shares have no stated maturity or sinking fund and are subject to redemption under limited circumstances.  The Preferred Shares are convertible into shares of the Company’s common stock.

Sterne, Agee & Leach, Inc. acted as lead manager and Boenning & Scattergood, Inc. acted as co-manager.

A shelf registration statement relating to these securities was filed with the Securities and Exchange Commission and has been declared effective.  This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A copy of the prospectus relating to these securities may be obtained by contacting Sterne Agee & Leach, Inc. at 2 Grand Central Tower, 140 East 45th Street, 18th Floor. New York, NY 10017.

About the Company

AMAC is a real estate investment trust that specializes in originating and acquiring mortgage loans and other debt instruments secured by multifamily and commercial properties throughout the United States.  AMAC invests in mezzanine, construction and first mortgage loans, subordinated interests in first mortgage loans, bridge loans, subordinate commercial mortgage backed securities, and other real estate assets. For more information, please visit our website at http://www.americanmortgageco.com or contact the Investor Relations Department directly at (800) 831-4826.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission and include, among others, risks of investing in uninsured and non-investment grade mortgage assets ; competition in acquiring desirable investments; interest rate fluctuations; risks associated with investments in real estate generally and the properties which secure many of our investments; general economic conditions, particularly as they affect the value of our assets and the credit status of our borrowers; dependence on our external Advisor for all services necessary for our operations; conflicts which may arise among us and other entities affiliated with our Advisor which have similar investment policies to ours; risks associated with the repurchase agreements we utilize to finance our investments and the availability to raise capital; risks associated with the failure to qualify as a REIT;  and risks associated with CDO transactions, which include, but are not limited to, the inability to acquire eligible investments for a CDO issuance; Interest rate fluctuations on variable-rate swaps entered into to hedge fixed-rate loans;  the inability to find suitable replacement investments with reinvestment periods; and the negative impact on our cash flow that may result from the use of CDO financings with over-collateralization and interest coverage requirements.  Such forward-looking statements speak only as of the date of this document. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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